Exhibit 99.1

Contact:	Penny L. Brake Vice President of Finance (615) 372-8532
LIFEPOINT HOSPITALS NAMES MICHAEL S. COGGIN
CHIEF ACCOUNTING OFFICER
Brentwood, Tennessee (November 24, 2008) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced the addition of Michael S. Coggin as Senior Vice President and Chief Accounting Officer.
Reporting to the Company’s Chief Financial Officer, Mr. Coggin will oversee the activities of the corporate accounting department and the dissemination of financial management reports, including financial statements, annual audits and annual budgets.
“LifePoint Hospitals is very fortunate that Mike is joining the corporate family to lead our accounting team,” said David Dill, Executive Vice President and Chief Financial Officer of LifePoint Hospitals. “Mike’s proven abilities in the financial management of healthcare organizations will be a great asset to our company as we continue efforts to enhance our system-wide operations, ensure the integrity of our financial information and fulfill our mission of making communities healthier.”
Prior to joining LifePoint, Mr. Coggin served as Senior Vice President and Chief Financial Officer for Specialty Care Services Group, a multiple service line healthcare company located in Nashville, Tennessee. His extensive experience in healthcare finance and accounting includes previous management positions with renal dialysis organizations Fresenius Medical Care and Renal Care Group, Inc.
Mr. Coggin holds a Master of Accountancy and a Bachelor of Science in Business Administration from the University of Tennessee, Knoxville. He is a member of the American Institute of Certified Public Accounts and the Tennessee Society of Certified Public Accountants.
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 16 states. Of the Company’s 46 hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles that outline the Company’s vision: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
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